Form 8-K


                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934




       Date of Report (date of earliest event reported) December 31, 1997






                               KRANTOR CORPORATION

Delaware                           0-19409                  22-2993066
--------                           -------                  ----------
(State or other                    (Commission              (I.R.S. Employer
jurisdiction of                    File Number)             identification no.)
incorporation or
organization)






             10850 Perry Way, Ste. 203, Wexford, Pennsylvania, 15090
             -------------------------------------------------------
               (Address of principal executive offices) (Zip Code)

Registrant's telephone number including area code: (412) 980-6380




                                Page 1 of 4 Pages
                             Exhibit Index on Page 3

ITEM 5.  OTHER EVENTS

                               RECENT DEVELOPMENTS

                           CIGAR PRODUCTION AND SALES

DISTRIBUTION RIGHTS

         Krantor,   through   one  of  its  wholly   owned   subsidiaries   (the
"Affiliate")' entered into an exclusive distributorship agreement (the "Distribution Agreement") with Fabrica De Tabaco Valle Dorado, SA, a Dominican Republic Corporation,) (the "DR Company") dated December 31, 1997 for the sale and distribution of premium cigars manufactured in and from tobacco grown in the Dominican Republic. As a benefit of such agreement, the Affiliate will retain 50% of the profits from the sale of the cigars and will have discretion as to marketing strategies. The DR Company owns and/or exclusively leases, for at least the period of the Distribution Agreement, sufficient land and factory facilities in the Dominican Republic capable of producing premium hand made cigars at a capacity of at least 500,000 cigars per month. The Affiliate shall have the right to sell the premium cigars under the several brand names developed to date by the DR Company, as well as the right to sell brands developed by the Affiliate to fit market niches which it may locate. The Distribution Agreement is for a term of twenty-five years with an option for a second twenty-five years, for worldwide distribution to locations directed by the Affiliate. The DR Company, which has shipped over one million cigars to the United States since January 1, 1997, has present tobacco inventory on hand to produce approximately 3.5 million cigars. The cigars presently marketed by the DR Company range from hand made short fillers that retail around $2.00 each to premium hand made long filler cigars that retail as high as $6.00 each. Under the terms of the Distribution Agreement the Affiliate is to pay the DR Company for the cigars at cost and to split the profit derived from their resale. In addition, the Affiliate is to advance the costs needed for the sale, promotion, marketing, advertising, shipping to customers and all applicable taxes, and would be responsible for exhibition of the goods at trade shows and other advertising shows and publicity vehicles, all of which expenses would be deducted as costs, together with other costs of goods, including but not limited to delivery expenses, distribution, selling, marketing, tobacco taxes and excise taxes, before arriving at the "profit" to be split. Management of the Company believes that the Company's historical inroads into the consumer goods distribution network will provide advantageous opportunity for establishment and enhancement of distribution channels for the cigars. There can be, of course, no assurance that the Affiliate will be successful in marketing cigars.


                                   FACILITIES


         The Company has relocated its principal offices to 10850 Perry Way, Suite 203, Wexford, Pennsylvania, (412) 980-6380 near Pittsburgh, Pennsylvania and has arranged for warehousing, where necessary, on a contract basis. Such facility change was accomplished because of the lesser need for larger facilities in the wake of the Company's entering into its distributorship arrangement with its Chinese trading partner, the latter company being responsible for purchasing, financing, shipping and handling of goods distributed for them by the Company. The new principal offices for the Company were established in Pennsylvania, closer to the domicile of Krantor's president, Henry Platek, which offices continue to be used principally as a contact point and are fully accessible by modern telecommunications.

                     RECENT SALES OF UNREGISTERED SECURITIES

         In December 1997 the Company closed on a private placement (the "Placement") offering of securities under Regulation D Rule 506 of the Securities Act of 1933, as amended, and received in gross proceeds therefrom $700,000 (before payment of expenses associated with such offering). The Placement consisted of the offer and sale of (i) $700,000 of three year term 10% subordinated convertible debentures convertible into common stock of the Company at a conversion price of 70% of the average current market price for the Company's common stock on the five trading days preceding the date of conversion, and (ii) 350,000 three year term common stock purchase warrants each exercisable for one share of the Company's common stock at an exercise price of $1.10 per share. The Placement was sold totally to accredited investors with the assistance of Baytree Associates Inc., 40 Wall Street, New York, NY, to whom 25,000 shares of common stock of the Company and a five year term common stock purchase warrant to purchase 70,000 shares at $1.10 per share were issued as and for a placement fee. Registration rights were provided to all holders of such securities and none of such securities have been converted/exercised to date, although the Company has issued 1,228,000 shares of its common stock to the holders of such securities in escrow (the "Escrow Stock") pending conversion/exercise with any balance of such Escrow Stock not necessary to satisfy such conversion/exercise subject to redemption by the Company at such stock's par value.

            REDEMPTION OF PREFERRED STOCK AND SETTLEMENT ON DIVIDENDS

         In December 1997, the Company, by agreement with the holder thereof, redeemed all of its outstanding Preferred Stock and reached agreement regarding settlement on outstanding accrued dividends thereon, issuing to such holder 400,000 shares of unlegended common stock (as and for redemption), and an option (the "Option") to purchase 500,000 additional shares of legended common stock exerciseable at $1.00 per share, together with payment of $350,000 from the Company to the holder (as settlement on accrued dividends). The Option does not vest until the Company has reached a pre-tax profit of $1,000,000 and if and when vested shall be for a five year term. The Preferred Stock was thereafter re-issued to an affiliate of the Company in recognition of services rendered, but dividends associated with such stock have been waived and there will be no acceptance of redemption thereof unless same is done with the written consent of the Company's full Board of Directors, such alteration in the terms of the Preferred Stock being agreeable to the new holder evidenced by written agreement reached with the Company.

ITEM 7. FINANCIAL STATEMENTS PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

No financial statements or exhibits are being provided herewith.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on his behalf by the undersigned hereunto duly authorized.

                                       KRANTOR CORPORATION




                                       By: /s/ Mitchell Gerstein, Vice Pres.
                                          ----------------------------------
                                               Mitchell Gerstein, Vice Pres.


Dated:  January 27, 1998